Exhibit 99.1

News Release

Investors:	Greg Bensen
Director, Investor Relations
303-405-6665

Media:	Noel Ryan
Director, Corporate Communications
303-405-6655

QEP RESOURCES INC. SIGNS AGREEMENTS TO ACQUIRE ADDITIONAL NORTH DAKOTA OIL PROPERTIES

DENVER, August 23, 2012// QEP Resources Inc. (NYSE:QEP)

QEP Resources Inc. (“QEP” or the “Company”), today announced that its wholly owned subsidiary QEP Energy has entered into two definitive agreements with multiple sellers to acquire significant crude oil development properties in the Williston Basin for an aggregate purchase price of approximately $1.38 billion (the “Acquisition”). The properties are located in Williams and McKenzie counties of North Dakota, approximately 12 miles west of QEP’s existing core acreage in the Williston Basin.

Acquisition Highlights:

•	Total consideration of approximately $1.38 billion in cash, subject to customary pre-closing and post-closing adjustments
•	Effective date of July 1, 2012, with estimated closing date on or before September 27, 2012
•	Aggregate current net production approximately 10,500 barrels of oil equivalent per day (Boepd)
•	Aggregate net proved and probable reserves of approximately 125 million barrels of oil equivalent (MMBoe), comprised of approximately 81% crude oil, 9% NGL and 10% natural gas
•	Approximately 27,600 net acres of predominantly fee simple mineral leases with an average 80% net revenue interest (NRI)
•	Approximately 90% of aggregate net acreage to be acquired will be operated by QEP after closing (presently operated by Helis Oil & Gas Company LLC of New Orleans, Louisiana)
▪	24 operated spacing units with an average gross working interest of 82% with an average NRI of 66%
▪	27 non-operated spacing units with an average gross working interest of 10% with an average NRI of 8%
•
Above Williston Basin-average well estimated ultimate recoveries or EURs for both Bakken and Three Forks formations in the contiguous, operated acreage block.  For long-lateral wells drilled after January 1, 2010:

▪	Average Bakken EUR of 1,160 thousand barrels of oil equivalent (MBoe)
▪	Average Three Forks EUR of 990 MBoe
•	The Bakken and Three Forks formations are both prospective across all of the acreage and will be developed by separate horizontal wells targeting each formation

•	Aggregate of 72 gross (29 net) developed locations and 301 gross (146 net) undeveloped locations
•	QEP estimates future net development capital for all acquired assets to be approximately $1.59 billion
•	Acquisition will increase QEP’s net acreage in the Williston Basin to approximately 118,000 acres
•	The company expects to fund the Acquisition with proceeds from its revolving credit facility and cash on hand

"The Acquisition will add a new contiguous block of QEP-operated acreage in a localized ‘sweet spot’ for both the Bakken and Three Forks formations, as evidenced by above average well performance and EURs from wells drilled to-date in both reservoirs,” said Chuck Stanley, Chairman, President and CEO of QEP.  “To drive operational efficiency, we have historically targeted the best rock in contiguous operated acreage blocks in the basins in which we operate.  The Acquisition meets our criteria perfectly.  Further, the Acquisition gives us a greater degree of operational flexibility in allocating rigs and personnel on our various assets in North Dakota.  The Acquisition will allow our talented team of drilling and completion specialists to achieve the scale necessary to improve capital and operating efficiencies and drive down costs. We expect the growth potential of these assets to have a significant impact on our overall production, and more specifically on our crude oil production,” Stanley added.

Tudor, Pickering, Holt & Co. advised the seller group in this transaction. Vinson & Elkins LLP is QEP’s counsel on this transaction.

In anticipation of the completion of the Acquisition, QEP has adjusted its full-year 2012 guidance from that given in its second-quarter earnings release issued on July 31, 2012. The adjusted guidance assumes the results of operations for the acquired properties will be reflected in QEP’s financial and operational results for only the fourth quarter of 2012.  The updated guidance uses the same price assumptions for natural gas, crude oil, and basis provided previously in QEP’s earnings release dated July 31, 2012.  The production volume impact of the Acquisition is from the closing date through yearend.   New guidance for full-year 2012 is as follows:
•	Adjusted EBITDA increased to $1.40 to $1.45 billion (from $1.35 to $1.40 billion)
•	Production increased to 310 to 315 Bcfe (from 305 to 310 Bcfe)
•	Capital investment increased to $1.50 to $1.55 billion (from $1.45 to $1.50 billion)

QEP will host a conference call to discuss the Acquisition on August 24, 2012 at 8:30 a.m. Eastern Time (6:30 a.m. Mountain Time).  Slides to accompany the conference call have been posted on the QEP website at www.qepres.com.  The conference call can be heard live through a link on the QEP website or by dialing (888) 813-5202 domestically or (706) 902-0993 internationally and then entering the conference ID # 24165301.  Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call's start time.  A replay of the conference call will be available on the website and a telephone audio replay will be available for approximately 15 days by calling (855) 859-2056 domestically or (404) 537-3406 internationally and then entering conference ID # 24165301.

About QEP Resources Inc.

QEP Resources Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily in the Rockies) and the Southern Region (primarily Oklahoma, Louisiana, and the Texas Panhandle) of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.  For more information, visit QEP Resources' website at www.qepres.com.

Cautionary Statements

Forward-Looking Statements.  This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions.  Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  These forward-looking statements include statements regarding the anticipated closing date of the Acquisition, estimated proved and probable reserves to be acquired, estimated ultimate recoveries of wells to be acquired in the Bakken and Three Forks formations, estimated percentages of crude oil, NGL and natural gas from such formations, forecasted prices of natural gas and crude oil, estimated locations, estimated future net development capital for the acquired assets, increase in QEP’s estimated net acreage in the Williston Basin following the Acquisition, funding for the Acquisition, operational flexibility and improved capital and operating efficiencies following the Acquisition, expected impact on production, and forecasted Adjusted EBITDA.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors including, without limitation, prices for natural gas, oil and NGLs; availability of capital; disruptions of QEP’s ongoing business, distraction of management and employees, increased expenses and adversely affected results of operations from organizational modifications due to the Acquisition; the assumption of unidentified or unforeseeable liabilities from the Acquisition; drilling and production costs; availability of drilling services and equipment; regulatory and other approvals; recoveries of gas in place; actual drilling results; lease expirations; general economic conditions, including the performance of financial markets and interest rates, global geopolitical and macroeconomic factors;  weather conditions and factors identified in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2011.  QEP undertakes no obligation to publicly correct or update the forward-looking statements in this release, in other documents, or on the Web site to reflect future events or circumstances.

Estimated Ultimate Recoveries. The Securities and Exchange Commission (SEC) requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions.  The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC.  In this release, QEP uses the term “estimated ultimate recoveries” or “EUR”.  These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized.  The SEC guidelines strictly prohibit QEP from including such estimates in its filings with the SEC.  Actual quantities that may be ultimately recovered from QEP’s interests may differ substantially from the estimates contained in this presentation.  Investors are urged to closely consider the disclosures about QEP’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports on file with the SEC.

Non-GAAP Financial Measures.  QEP refers to Adjusted EBITDA, a non-GAAP measure that management believes is a good tool to assess QEP’s operating results.  Management generally defines Adjusted EBITDA as net income before each of the following: separation costs, discontinued operations, loss on early debt extinguishment, unrealized gains and losses on basis-only swaps, gains and losses on asset sales, interest and other income, interest expense, depreciation, depletion and amortization, abandonments and impairments, exploration expense and income taxes.  This release refers to forecasted Adjusted EBITDA for the year ended 2012.  Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to forecasted net income, the most directly comparable GAAP financial measure, is not available at this time, as management is unable to project special items, mark-to-market adjustments and certain other factors for future periods.